EXHIBIT 99.4

STOCK-BASED COMPENSATION IMPACT OF ERRORS

The table below reflects the impact of errors on our consolidated financial statements related to stock-based compensation from 1991 through January 31, 2005:

	Measurement Date Errors (1,2)	Other Award Accounting Matters (2)	Withholding Taxes, Penalties, Interest (2)	Income Taxes	Total Impact
			(In thousands)
			(UNAUDITED)
Year ended:
December 31, 1991	$2,329	$4	$—	$(817)	$1,516
December 31, 1992	797	2	—	(248)	551
December 31, 1993	1,365	44	—	(166)	1,243
December 31, 1994	522	40	—	(52)	510
December 31, 1995	2,795	37	—	(373)	2,459
December 31, 1996	2,463	103	—	(520)	2,046
December 31, 1997	3,520	1,293	—	(1,035)	3,778
January 31, 1998 (3)	266	19	—	(58)	227
January 31, 1999	13,113	2,305	6	(3,222)	12,202
January 31, 2000	22,427	2,174	124	(3,937)	20,788
January 31, 2001	54,410	17,941	2,198	(9,798)	64,751
January 31, 2002	44,743	4,365	73	(9,304)	39,877
January 31, 2003	80,790	502	45	(13,205)	68,132
January 31, 2004	3,357	1,089	58	(674)	3,830
January 31, 2005	2,275	468	414	(537)	2,620

Cumulative prior period adjustment impact	$235,172	$30,386	$2,918	$(43,946)	$224,530

(1)	Measurement date errors includes charges to restricted stock expense.
(2)	Other award accounting matters includes cash bonus expense related to stock options.
(3)	The period ended January 31, 1998 consists of one month, since the Company changed its year end from December 31 to January 31.